Exhibit 99

Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

608-210-5220

For Immediate Release

Exact Sciences Completes 54,000 Cologuard Tests during the Second Quarter
Revenues top $21 million, growing 161 percent year-over-year, 43 percent sequentially
Cash utilization and gross margin improve

MADISON, Wis., July 26, 2016 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenues of $21.2 million during the second quarter ended June 30, 2016, representing a 161-percent increase from $8.1 million in the second quarter of 2015. The company completed approximately 54,000 Cologuard tests during the second quarter, an increase of approximately 160 percent compared to the 21,000 tests completed during the same period of 2015. Since Cologuard’s launch and through the end of the second quarter of 2016, approximately 41,000 physicians have ordered the test.

“Continued execution of our sales and direct-to-consumer marketing strategies during the second quarter drove an increase in new physicians ordering Cologuard and broader patient awareness and demand for our non-invasive colon cancer screening test,” said Kevin Conroy, chairman and CEO of Exact Sciences. “As a result, we delivered another strong quarterly financial performance, highlighted by robust annualized revenue growth, a sequential increase in completed tests that exceeded our expectations, and solid expense control and favorable cash utilization.”

The company’s direct-to-consumer marketing strategy combines a targeted internet and social media-based effort with a national television advertising campaign. During the second half of the year, the company will continue to invest in both to drive further physician and patient awareness of Cologuard.

Increasing commercial insurance coverage of Cologuard remains a key component of Exact Sciences’ growth strategy. During the second quarter, the U.S. Preventive Services Task Force issued its final recommendations for colorectal cancer screening, which assigned an A grade for screening average-risk individuals ages 50 to 75. Cologuard is listed among the seven screening methods recommended by the task force.

“We anticipate that Cologuard’s position in the final recommendations will have a meaningful, positive long-term effect on our efforts to expand commercial insurance coverage,” Mr. Conroy said. “Commercial insurers typically cover cancer screening tests recommended by the task force and we are engaged in active discussions with insurers to cover Cologuard.”

Cologuard is covered for 58 percent of its estimated total addressable population, men and women between the ages of 50 and 85 at average risk of colon cancer.

Cologuard’s patient compliance rate was 68 percent as of June 30, 2016. The compliance rate is derived from the number of valid tests reported divided by the number of collection kits shipped to patients during the 12-month period ending 60 days prior to June 30, 2016. Cologuard’s compliance rate may vary from quarter to quarter, reflecting, among other factors, changes in the mix of the insurance coverage of patients completing the test.

Outlook

The company continues to anticipate completing more than 240,000 Cologuard tests during 2016, generating revenue of $90 to $100 million.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. See the cautionary information about forward-looking statements in the “Safe-Harbor Statement” section of this news release.

Financial Results

Exact Sciences reported total revenues of $21.2 million for the second quarter of 2016, compared to $8.1 million for the same period of 2015. Average recognized revenue per test totaled $391 during the second quarter of 2016.

The company reported a net loss of $44.8 million, or ($0.46) per share for the second quarter of 2016. The company reported a net loss of ($39.1) million, or ($0.44) per share, for the same period of 2015.

Operating expenses for the second quarter of 2016 were $56.2 million, compared to $42.4 million for the same period in 2015.

Cash utilization during the second quarter of 2016 totaled $38.5 million. Exact Sciences ended the second quarter of 2016 with cash, cash equivalents and marketable securities totaling $224.1 million, compared to $262.6 million at March 31, 2016.

Second-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, July 26, 2016, at 10 a.m. ET to discuss second-quarter 2016 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.

An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 42743449. The conference call, webcast and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the American Cancer Society’s (2014) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2016). Stool DNA is included in the combined screening guidelines of the American Cancer Society/U.S. Multi-Society Task Force/American College of Radiology (2008) and the American College of Gastroenterology guidelines (2009).

Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.CologuardTest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its noninvasive, molecular screening technology for the detection of colorectal cancer. For more information, please follow us on Twitter @ExactSciences or find us on Facebook.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding 2016 guidance, expected numbers of completed and reported Cologuard tests, expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payor reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and health care providers; the willingness of health insurance companies and other payors to cover Cologuard and reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of any healthcare reforms, including the Affordable Care Act, or changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and/or quality-of-care metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; the impact of our sales and marketing efforts, including our nationwide television advertising campaign; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

—Tables follow—

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Statements of Operation Data
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Laboratory service revenue	$21,185	$8,119	$36,020	$12,385
	21,185	8,119	36,020	12,385

Cost of sales	10,097	5,094	19,156	9,306
Gross margin	11,088	3,025	16,864	3,079

Operating Expenses:
Research and development	8,640	8,115	18,766	14,686
General and administrative	17,284	13,683	35,108	26,654
Sales and marketing	30,301	20,593	56,012	37,117
	56,225	42,391	109,886	78,457

Loss from operations	(45,137)	(39,366)	(93,022)	(75,378)

Investment income	425	193	891	415
Interest expense	(53)	107	(107)	96

Net loss	$(44,765)	$(39,066)	$(92,238)	$(74,867)

Net loss per share - basic and diluted	$(0.46)	$(0.44)	$(0.95)	$(0.84)

Weighted average common shares outstanding - basic and diluted	97,902	88,919	97,578	88,791

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information
Condensed Consolidated Balance Sheet Data
(Amounts in thousands)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$49,010	$41,135
Marketable securities	175,067	265,744
Accounts receivable, net	7,441	4,933
Inventory	8,404	6,677
Prepaid expenses and other current assets	7,295	7,375
Property and equipment, net	36,233	34,096
Other long-term assets	5,079	4,070
Total assets	$288,529	$364,030

Liabilities and stockholders’ equity
Total current liabilities	$28,395	$26,723
Long term debt	4,711	4,789
Long term other liabilities	5,054	4,601
Lease incentive obligation, less current portion	981	1,061
Total stockholders’ equity	249,388	326,856
Total liabilities and stockholders’ equity	$288,529	$364,030